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                                                                    EXHIBIT 23.4


                       [GOLDMAN, SACHS & CO. LETTERHEAD]

CONFIDENTIAL


November 12, 1997


Board of Directors
Tecnol Medical Products, Inc.
7201 Industrial Park Boulevard
Fort Worth, Texas 78180

Re: Tecnol Medical Products, Inc. Proxy Statement/Kimberly-Clark Corporation
    Prospectus ("Proxy Statement/Prospectus")

Gentlemen and Madame:

Reference is made to our opinion letter dated November 12, 1997 with respect to the fairness to the holders (the "Holders") of the outstanding shares of Common Stock, par value $.001 (the "Shares"), of Tecnol Medical Products, Inc. (the "Company") of the Exchange Ratio (as hereinafter defined) to be received by the Holders pursuant to the Agreement and Plan of Merger dated as of September 4, 1997 among Kimberly-Clark Corporation ("Kimberly-Clark"), Vanguard Acquisition Corp., a wholly-owned subsidiary of Kimberly-Clark ("Merger Sub") and the Company (the "Merger Agreement"). The Merger Agreement provides for the merger (the "Merger") of the Merger Sub with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease. As a result of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares owned by Kimberly-Clark or any of its subsidiaries) will be converted into the right to receive 0.42 shares of Common Stock, par value $1.25 per share, of Kimberly-Clark ("Kimberly-Clark Common Stock") for each Share (the "Exchange Ratio").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement/Prospectus.
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Tecnol Medical Products, Inc.
November 12, 1997
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In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- The Merger and the Merger Agreement -- Opinion of Tecnol's Financial Advisor," "The Merger -- Tecnol's Reasons for the Merger; Recommendation of its Board of Directors," and "The Merger -- Opinion of Tecnol's Financial Advisor" and to the inclusion of the foregoing opinion in the above-referenced Proxy Statement/Prospectus, which is a part of the Registration Statement on Form S-4 relating to the Merger. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.